Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of RLJ Acquisition, Inc. on Amendment 4 to the Form S-4 of our report dated March 8, 2012, with respect to our audits of the financial statements of RLJ Acquisition, Inc. (a corporation in the development stage) as of December 31, 2011 and 2010 and for the periods from November 12, 2010 (date of inception) to December 31, 2010 and November 12, 2010 (date of inception) to December 31, 2011, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Rothstein Kass

New York, New York

August 9, 2012